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                                                                    EXHIBIT 10.9


                              EMPLOYMENT CONTRACT

         THIS EMPLOYMENT CONTRACT made as of the 1st day of November, 1999 (the "Effective Date") between David Fromal (hereinafter referred to as "Employee") and WorldTravel Technologies, LLC, a Georgia limited liability company (hereinafter referred to as the "Company").

                                   WITNESSETH

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

         WHEREAS, the parties intend to supersede all prior correspondence, letters, and negotiations between them with the terms set forth herein;

         NOW, THEREFORE, it is hereby agreed as follows:

1. EMPLOYMENT OF EMPLOYEE. The Company hereby employs Employee for a period of three (3) years commencing on the Effective Date of this Employment Contract (the "Initial Term"). Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts to his duties under his Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company.

         During the term of his Employment Contract, Employee shall be employed as Executive Vice President--Sales & Marketing of WorldTravel Technologies, reporting directly to the CEO of the Company, and shall be responsible for various sales, marketing and budgeting and for such other further responsibilities as are from time to time assigned to him by the CEO of the Company.

         Employee shall devote substantially all of his business time, attention and energies to the Company, shall act at all times in the best interests of the Company, and shall not during the term of this Employment Contract be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, but his Employment Contract shall not be construed as preventing Employee from investing his personal assets in any form or manner that will not require any services by Employee in the operation of the affairs of the business in which such investments are made; provided; however, that Employee shall not be permitted to make any investment in any business competing with the business of the Company.

2.       COMPENSATION AND BENEFITS.
         (a) Employee's annual salary during the first year of the term of his Employment Contract shall be $140,000 (the "Base Salary"). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company's regular payroll practice.

         (b) Employee shall be eligible for a discretionary bonus at each year end. The CEO shall determine the amount, if any, based on the performance of the Company, and the Employee provided, however, that to receive the Bonus, Employee must be an "active employee in good standing" on the date that the Bonus is paid. For purposes of this Employment Contract, "active employee in good standing" shall mean that Employee (i) has not terminated employment with the Company for any reason; (ii) is not on probation of any kind from the Company; (iii) has not given notice under this Employment Contract pursuant to
Section 6 hereof; and (iv) has not
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received written notice from the Company pursuant to Section 6 hereof. Bonuses are subject to the Company's sole discretion as to the occurrence and amount of any such Bonus; provided however, that to receive any such Bonus, Employee must be an "active employee in good standing" on the date any such Bonus is paid. Additionally, the Bonus, if any, shall not exceed 150% of Employee's annual base salary during any year of this Agreement. Each year, the Employee and CEO shall agree on a sales performance component (to be formulated at a future date) and discretionary potential based on account reviews, road show presentations, sales management and sales goals.

         (c)      Additionally, it is the Company's intent to include
Employee in the group of WorldTravel Technology management who may be eligible to receive long term incentive compensation in the form of stock options as may be determined by the board of directors of the Company.

         (d) The Company shall provide Employee medical coverage substantially similar to the coverage promised to employees of the Company.

         (e) The Company also agrees that Employee shall be entitled to four (4) weeks of paid vacation per calendar year; provided, however, that if his Employment Contract is not in effect for any full calendar year, Employee shall have only a pro rata portion of such paid vacation during that calendar year.

         (f) Employee understands and agrees that he must be an active employee in good standing of the Company on the date any of the payments in this Section 2 become due and payable in order to receive such payments.

3. PERSONNEL POLICIES. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

4. BUSINESS EXPENSES. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

5. AUTOMOBILE EXPENSES. The Company shall pay a monthly allowance of $500.00 in order to defray a portion of the costs of Employee providing and making available the use of an automobile. Prior to the initial reimbursement hereunder and at all times thereafter, Employee shall provide the Company with proof of insurance coverage for the operation of his automobile in such form and amounts as is reasonably satisfactory to the Company. In addition, upon the request of the Company and the agreement of the Company to pay the costs hereto, such insurance policies shall name the Company as an additional insured. The Company shall have

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the option to provide automobile insurance for Employee if it is able to provide such insurance coverage at a cost less than that presently being borne by Employee for the same or similar coverage. In the event that the Company exercise such option, the monthly allowance of $500.00 will be adjusted to reflect the amount of automobile insurance coverage being provided by the Company.

6.       TERMINATION AND RENEWAL.

         (a) This Employment Contract shall terminate immediately upon the death of Employee or upon the discharge of Employee for "good cause". For the purposes of this Employment Contract, "good cause" means any act of fraud or dishonesty (whether or not in connection with the Company's Business as hereinafter defined), competing with the Business of the Company either directly or indirectly, the breach of any provision of this Employment Contract by Employee, failure to comply with the decisions of the Company, failure to discharge Employee's duty of loyalty to the Company, or any other matter constituting "good cause" under the laws of the State of Georgia.

         (b) This Employment Contract also shall terminate immediately upon written notice to Employee if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without reasonable accommodation, for a continuous period of three (3) consecutive calendar months.

         (c) Any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract for whatever reason, including the death of Employee, and not thereafter, subject to the specific provisions of subsection 2(b).

         (d) The Company may terminate this Employment Contract immediately upon the payment to Employee of six (6) months Base Salary (less applicable withholdings) in which case no further payments under this Employment Contract shall be made to Employee, provided, however, if the Company discharges Employee for "good cause", no notice is required and the Company shall be obligated to pay only for accrued Base Salary (less applicable withholdings) through the date of discharge.

         (e) If not otherwise terminated hereunder, the Employment Agreement shall terminate at the end of the current Term. This Agreement may be terminated during the current term provided that Company delivers to the other six (6) months prior written notice. Upon expiration of the current Term, the Company may elect to renew this Agreement for two one (1) year terms.

7.       RESTRICTIVE COVENANTS.

         (a) Acknowledgment of Damage Resulting From Employee's Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing travel arrangement, reservation, ticketing and related services and products (the "Business"), and that because of his position with the Company, he




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has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of "Confidential Information" (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to compete with the Company or its related entities engaged in the Business, by engaging in the Business within the territory described on Exhibit "A" at any time during the two (2) year period from the date of Employee's termination of employment with the Company, the Company or its related entities would suffer harm, and the benefits that the parties bargained for under this Employment Contract would be severely and irreparably damaged. Further, Employee acknowledges and agrees that this Employment
Contract, and the covenants not to solicit or compete contained herein, were a fundamental element of the transactions contemplated by this Employment Contract and that the transactions contemplated therein would not have been consummated in the absence of this Section 6. Employee agrees that the covenants contained in this Section 6 are reasonable and necessary to protect the confidentiality of the Trade Secrets, and other "Confidential Information" concerning the Company acquired by Employee. For purposes of this Employment Contract, "Trade Secret" shall be as defined by applicable state law. The provisions of this Section shall be interpreted so as to protect those trade secrets and "Confidential Information", and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Employee under this Employment Contract, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company's legitimate interests expressed in this Employment Contract. Employee also understands and agree that the Company can reasonably amend the definition of the Business or the scope of the Business at any time upon notice to Employee.

         (b) Covenant Not to Compete with the Company. Employee agrees that, during the term of this employment under this Employment Contract for a period of two (2) years following the termination for whatever reasons, with or without "good cause" or otherwise, of her employment under this Employment Contract, Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the territory described on Exhibit "A", (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the expiration of this Employment Contract, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under investigation by the Company or its related entities at the expiration of this Employment Contract, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company or its related entities which are competitive with the services or products being provided or which are being produced or developed by the Company or its related entities, or are under active investigation by the Company or its related entities at the termination of the Employment Contract.

         (c) Nonsolicitation of Customers. During Employee's employment with the
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Company, Employee shall not, directly or indirectly without the Company's prior written consent, contact or solicit any customers or clients of the Company of its related entities, or prospective customers with whom the Company or its related entities have solicited business within the last twelve (12) months and with whom Employee had material contact ("Customer"), for business purposes unrelated to furthering the Business of the Company or its related entities. For a period of two (2) years following termination of Employee's employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away, any Customer for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of making or which directly or indirectly results in, a sale of a product or service which competes with the Business.

         (d) Nonsolicitation of Employees. Employee shall not at any time within two (2) years after the termination of her employment, directly or indirectly, solicit, employ, or endeavor to entice away from the Company or its related entities any person who may during Employee's employment or during the two-year non-solicitation period have been an employee of the Company or its related entities.

         (e) Confidentiality. Employee hereby acknowledges and agrees that during the Employment Contract, Employee will have access to Trade Secrets and "Confidential Information" of the Company or its related entities, Employee also acknowledges that Employee will not disclose or use, directly or indirectly, any Trade Secrets Employee obtains during the course of Employee's employment related to the Business for two (2) years from the date of Employee's termination of employment with the Company. Employee also recognizes that the services performed by Employee hereunder, are special, unique and extraordinary and that by reason of Employee's employment with the Company, Employee will receive, develop, or otherwise acquire "Confidential Information" expect as required by the pursuit of Employee's duties with the Company or as it is authorized in writing by the Company, Employee acknowledges that Employee will not disclose or use, directly or indirectly, any Confidential Information related to the Business during the course of Employee's employment and for a period of two years after the date of Employee's termination under this Employment Contract. The term "Confidential Information" shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee's relationship with the Company and not generally within public domain (whether constituting a Trade Secret or not), including without limitation, all administrative procedures, product development and technical data, sales and/or marketing information, customer account records, payment plans, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or the Customer, employees and the affairs of the Company or its related entities.

         (f) Employee agrees, upon the Company's request, to amend Exhibit "A" to reflect any changes in the geographical areas in which the Company operates; and

         (g) In the event the covenant of this paragraph are deemed overly broad, the parties hereto agree that the covenants shall be enforced to the extent that they are not overly broad.
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8.       Products, Notes, Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company's property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

9. "Ownership of Program materials. Employee acknowledges and agrees that all right, title and interest in and to any patentable, copyrightable or uncopyrightable idea, invention, work of authorship (including, but not limited to, computer programs, software and documentation), formula, device, improvement, method, process or discovery (any of the foregoing items hereinafter referred to as an "Invention") generated or developed by Employee pursuant to this Employment Agreement, furnished by the Company to Employee, or produced by the Company, shall be and remain the property of the Company. Employee specifically agrees that all copyrightable inventions generated or developed pursuant to this Employment Agreement shall be considered works made for hire and that such Inventions shall, upon creation, be owned exclusively by the Company. To the extent that any such Inventions, under applicable law, may not be considered works made for hire, Employee hereby assigns to the Company without royalty or any other further consideration, all of Employee's right, title and interest in and to all such Inventions.

Employee shall perform any acts that may be deemed necessary or desirable by the Company to evidence more fully transfer of ownership of all Inventions designated pursuant to this Section 9 to the Company, including, but not limited to, the making of further written assignments in a form determined by the Company. To the extent that any preexisting rights owned by Employee are embodied or reflected in the Inventions, Employee hereby grants to the Company an irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof.

Employee represents and warrants that he has the full right and authority to perform his obligations and grant the rights and licenses herein granted, and that he has neither assigned nor otherwise entered into any agreement by which he purports to assign or transfer his right, title, or any interests in the Inventions or intellectual property rights inherent therein which would conflict with his obligations under this Employment Agreement. Employee further covenants and agrees that he shall not enter into any such agreements."

10. Applicable Law. This Employment Contract is being executed in the State of Georgia and shall be construed and enforced in accordance with the laws of said jurisdiction.

11. Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.
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12.  SUCCESSORS AND ASSIGNS. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee.

13. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee's employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

14. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that the provisions of this Employment Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Agreement in order to render the same valid and enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of the date first above shown.

                                          EMPLOYEE


                                         /s/ David Fromal
                                         ------------------------------
                                         David Fromal


                                         COMPANY
                                         WorldTravel Technologies, LLC


                                         By: /s/ Danny Hood
                                            ---------------------------
                                         Title: President
                                               ------------------------
                                                (CORPORATE SEAL)

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                                  EXHIBIT "A"

             *Markets shall include surrounding geographical areas:



                            United States of America